EXHIBIT 16.1

November 4, 2005

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

We have read the statements made by Jackson Rivers Company (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of Jackson Rivers Company's Form 8-K report dated October 14, 2005. We agree with the statements concerning our Firm in Item 4.01 of such Form 8-K.

Yours truly,


/s/ Russell Bedford Stefanou Mirchandani LLP